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               EXHIBIT 11.1 -- COMPUTATION OF PER-SHARE EARNINGS

                            IXC COMMUNICATIONS, INC.
                COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
           FOR THE THREE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                                             YEAR ENDED DECEMBER 31,
                                                       ----------------------------------
                                                         1996          1995        1994
                                                       ----------------------------------
EARNINGS

  Adjusted net income (loss)                            $(37,448)    $(4,965)    $ 7,315

  Less: Dividends applicable to preferred stock           (1,739)     (1,843)     (1,752)
                                                        --------------------------------

  Net income (loss) applicable to common stockholders    (39,187)     (6,808)      5,563

  Extraordinary (gain) loss                                   --       1,747      (2,298)
                                                        --------------------------------
Net income (loss) applicable to common
    stockholders before extraordinary items             $(39,187)    $(5,061)    $ 3,265
                                                        ================================

PRIMARY

  Weighted average number of shares outstanding           27,525      24,335      24,310

  Add: Effect for periods prior to the initial
    public offering (IPO), of common stock
    options issued within one year of the IPO                827         833         833

  Add: Dilutive effect of outstanding stock
    options                                                   --         120           9

  Less: Assumed repurchase of shares under
    the treasury stock method                               (143)       (180)       (159)
                                                        --------------------------------

  Number of shares used to compute earnings (loss)
    applicable to common stockholders                     28,209      25,108      24,993
                                                        ================================

FULLY DILUTED

  Weighted average number of shares outstanding           27,525      24,335      24,310

  Add: Effect for periods prior to the initial
    public offering (IPO), of common stock
    options issued within one year of the IPO                827         833         833

  Add: Dilutive effect of outstanding stock
    options                                                   --         120           9

  Less: Assumed repurchase of shares under
    the treasury stock method                               (143)       (180)       (159)
                                                        --------------------------------

  Number of shares used to compute earnings (loss)
    applicable to common stockholders                     28,209      25,108      24,993
                                                        ================================

PRIMARY INCOME (LOSS) PER COMMON SHARE

  Before extraordinary item                               $(1.39)     $(0.20)      $0.13

  Extraordinary gain (loss)                                   --       (0.07)       0.09
                                                        --------------------------------

  Net income (loss)                                       $(1.39)     $(0.27)      $0.22
                                                        ================================


FULLY DILUTED INCOME (LOSS) PER COMMON SHARE

  Before extraordinary item                               $(1.39)     $(0.20)      $0.13

  Extraordinary gain (loss)                                   --       (0.07)       0.09
                                                        --------------------------------

  Net income (loss)                                       $(1.39)     $(0.27)      $0.22
                                                        ================================

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